EXHIBIT 99.1

VCA Antech, Inc. Reports First Quarter 2010 Results and Affirms Financial Guidance For 2010

  First quarter revenue increased 4.7% to $330.7 million
  First quarter gross profit increased to $82.8 million
  First quarter diluted earnings per common share remained flat at $0.37

LOS ANGELES, April 26, 2010 (GLOBE NEWSWIRE) -- VCA Antech, Inc. (Nasdaq:WOOF), a leading animal healthcare company in the United States, today reported financial results for the first quarter ended March 31, 2010 as follows: revenue increased 4.7% to a first quarter record of $330.7 million; gross profit increased to $82.8 million and diluted earnings per common share of $0.37.

Bob Antin, Chairman and CEO, stated, "We experienced relative improvement in our revenue growth rate in comparison to the previous four quarters. We continued to recover from the effects of the economic recession; however, we were confronted with record snowfall throughout the East Coast during February which impacted both our Animal Hospital and Laboratory business segments. As the economy continues to improve, we remain optimistic with respect to our results for the remainder of 2010.

"Animal hospital revenue in the first quarter increased 3.5% to $246.7 million driven by acquisitions made in the past twelve months. The combination of lower margins at acquired animal hospitals, and a decline in same-store margins due to a decline in same-store revenue, has caused our animal hospital gross margin to decrease to 16.9% compared to 18.1% for the comparable prior year quarter, and our animal hospital operating margin to decline to 14.6% compared to 16.0% for the comparable prior year quarter. Our same-store revenue declined by 1.6% and our same-store gross profit margin declined to 17.4% from 18.3%. We acquired four animal hospitals during the quarter with historical combined annual revenue of $9.0 million.

"Laboratory revenue in the first quarter increased 0.4% to $78.2 million with internal revenue growth of 0.2%. Our laboratory gross profit increased 1.4% to $36.5 million. Our laboratory gross profit margin and operating margin were essentially flat at 46.7% and 38.9%, respectively, for the current and comparable prior year quarters.

"Sound-Eklin revenue in the first quarter increased 79.8% to $15.8 million and gross profit increased 49.7% to $4.8 million. Gross profit margin was 30.6% compared to 36.7% in the prior year primarily due to product mix and the operating margin increased to 8.1% from 4.7%."

2010 Financial Guidance

We affirm our 2010 financial guidance as follows:

  Revenue from $1.39 billion to $1.42 billion;
  Net income from $140.0 million to $147.2 million; and
  Diluted earnings per common share from $1.60 to $1.68.

Current uncertainty in the economy and the lack of visibility regarding the timing and degree of any recovery in our business sector makes it particularly difficult to predict consumer demand for our services and makes it more likely that our actual results could differ materially from expectations. Our senior term notes are scheduled to mature in 2011, although they may be refinanced in 2010. The guidance above is based upon our current capital structure and, accordingly, does not include the effect of any debt refinancing.

Conference Call

We will discuss our company's first quarter 2010 financial results during a conference call today, April 26th, at 4:30 p.m. Eastern Time. You can access a live broadcast of the call by visiting our website at http://investor.vcaantech.com. You can also access the call by dialing (877) 280-7473. Interested parties should call at least 10 minutes prior to the start of the call to register.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may and likely will differ materially from this forward-looking information. Our animal hospital and laboratory revenues have been materially adversely impacted by the current economic recession. We are unable to forecast the timing or degree of any economic recovery. Further, trends in the general economy may not be reflected in our business at the same time or in the same degree as in the general economy. The timing and degree of any economic recovery, and its impact on our business, are among the important factors that could cause actual results to differ from this forward-looking information. Among other factors that could cause our actual results to differ from this forward-looking information are: an increase in the level of direct costs or a failure to increase revenue at a level necessary to maintain our expected operating margins, a material adverse change in our financial condition or operations; the level of selling, general and administrative costs; the effects of our recent and future acquisitions (including Eklin Medical Systems, Inc.) and our ability to effectively manage our growth and achieve operating synergies; a decline in demand for any of our products and services; any disruption in our information technology systems or transportation networks; the effects of competition; any impairment in the carrying value of our goodwill and other intangible assets; changes in prevailing interest rates; our ability to service our debt; and general economic conditions.  These and other risks are discussed in our Report on Form 10-K for the year ended December 31, 2009 and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

We own, operate and manage the largest networks of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country, and we supply diagnostic imaging equipment to the veterinary industry.

The VCA Antech, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4252

VCA Antech, Inc.
Consolidated Income Statements
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2010	2009
Revenue:
Animal hospital	$ 246,668	$ 238,358
Laboratory	78,180	77,862
Medical technology	15,797	8,785
Intercompany	(9,911)	(9,155)
	330,734	315,850

Direct costs	247,939	233,681

Gross profit:
Animal hospital	41,677	43,164
Laboratory	36,528	36,031
Medical technology	4,831	3,228
Intercompany	(241)	(254)
	82,795	82,169

Selling, general and administrative expense:
Animal hospital	5,587	5,384
Laboratory	6,154	5,567
Medical technology	3,515	2,812
Corporate	10,884	9,154
	26,140	22,917

Loss (gain) on sale and disposal of assets	25	(248)

Operating income	56,630	59,500

Interest expense, net	3,167	6,118
Other expense (income)	25	(110)
Income before provision for
income taxes	53,438	53,492
Provision for income taxes	20,506	20,611
Net income	32,932	32,881
Net income attributable to noncontrolling interests	997	911
Net income attributable to VCA Antech, Inc.	$ 31,935	$ 31,970

Diluted earnings per share	$ 0.37	$ 0.37
Shares used for computing diluted
earnings per share	86,870	85,386

VCA Antech, Inc.
Consolidated Balance Sheets
(Unaudited)
(In thousands)

	March 31,	December 31,
	2010	2009
Assets

Current assets:
Cash and cash equivalents	$ 178,197	$ 145,181
Trade accounts receivable, net	54,276	49,186
Inventory	32,489	32,031
Prepaid expenses and other	24,516	27,242
Deferred income taxes	18,797	18,318
Prepaid income taxes	--	6,252
Total current assets	308,275	278,210
Property and equipment, net	298,840	289,415
Other assets:
Goodwill	995,123	985,674
Other intangible assets, net	43,345	44,280
Deferred financing costs, net	449	581
Other	31,653	29,244
Total assets	$ 1,677,685	$ 1,627,404

Liabilities and Equity

Current liabilities:
Current portion of long-term obligations	$ 8,721	$ 17,195
Accounts payable	30,333	28,326
Accrued payroll and related liabilities	43,493	33,539
Income taxes payable	6,514	--
Other accrued liabilities	40,541	43,298
Total current liabilities	129,602	122,358
Long-term obligations, less current portion	525,558	527,860
Deferred income taxes	85,640	75,197
Other liabilities	10,422	10,651
VCA Antech, Inc. stockholders' equity:
Common stock	86	86
Additional paid-in capital	337,569	335,114
Retained earnings	571,945	540,010
Accumulated other comprehensive income (loss)	347	(163)
Total VCA Antech, Inc. stockholders' equity	909,947	875,047
Noncontrolling interest	16,516	16,291
Total equity	926,463	891,338
Total liabilities and equity	$ 1,677,685	$ 1,627,404

VCA Antech, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended
	March 31,
	2010	2009
Cash flows from operating activities:
Net income	$ 32,932	$ 32,881
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	10,707	9,152
Amortization of debt costs	132	120
Provision for uncollectible accounts	1,492	1,559
Net loss (gain) on sale and disposal of assets	25	(248)
Share-based compensation	2,088	1,976
Deferred income taxes	7,232	5,304
Excess tax benefit from exercise of stock options	(264)	--
Other	(114)	(148)
Changes in operating assets and liabilities:
Accounts receivable	(6,511)	(5,455)
Inventory, prepaid expenses and other assets	644	(2,790)
Accounts payable and other accrued liabilities	(288)	(2,362)
Accrued payroll and related liabilities	9,954	(3,204)
Prepaid income taxes	12,527	14,413
Net cash provided by operating activities	70,556	51,198
Cash flows from investing activities:
Business acquisitions, net of cash acquired	(9,247)	(14,467)
Real estate acquired in connection with business acquisitions	(1,300)	(963)
Property and equipment additions	(16,049)	(12,886)
Proceeds from sale of assets	6	74
Other	(61)	(373)
Net cash used in investing activities	(26,651)	(28,615)
Cash flows from financing activities:
Repayment of debt	(10,822)	(1,946)
Distributions to noncontrolling interest partners	(989)	(888)
Proceeds from issuance of common stock under stock option plans	2,858	557
Repurchase of common stock	(2,253)	(180)
Excess tax benefit from exercise of stock options	264	--
Net cash used in financing activities	(10,942)	(2,457)
Effect of currency exchange rate changes on cash and cash equivalents	53	(1)
Increase in cash and cash equivalents	33,016	20,125
Cash and cash equivalents at beginning of period	145,181	88,959
Cash and cash equivalents at end of period	$ 178,197	$ 109,084

VCA Antech, Inc.
Supplemental Operating Data
(Unaudited - In thousands)

	As of
Table #1	March 31,	December 31,
Selected consolidated balance sheet data	2010	2009

Debt:
Revolving credit facility	$ --	$ --
Senior term notes	506,773	516,889
Other debt and capital leases	27,506	28,166
Total debt	$ 534,279	$ 545,055

	Three Months Ended
Table #2	March 31,
Selected expense data	2010	2009

Rent expense	$ 12,109	$ 11,410

Depreciation and amortization included
in direct costs:
Animal hospital	$ 7,279	$ 6,219
Laboratory	2,324	2,180
Medical technology	374	196
Intercompany	(240)	(187)
	9,737	8,408
Depreciation and amortization included
in selling, general and administrative
expense	970	744
Total depreciation and amortization	$ 10,707	$ 9,152

Share-based compensation included in
direct costs:
Laboratory	$ 161	$ 155

Share-based compensation included in
selling, general and administrative expense:
Animal hospital	377	371
Laboratory	315	301
Medical technology	77	75
Corporate	1,158	1,074
	1,927	1,821
Total share-based compensation	$ 2,088	$ 1,976
CONTACT:  VCA Antech, Inc.
          Tomas Fuller, Chief Financial Officer
          (310) 571-6505